Exhibit 10.14

FOUNDRY AGREEMENT

This Foundry (Manufacturing) Agreement (this “Agreement”) is made this 27th day of February, 2015 between AKOUSTIS, INC., a Delaware corporation, and its affiliates (“AKOUSTIS”) and Global Communication Semiconductors, LLC, a California limited liability company (“GCS”) and is effective upon the Effective Date, collectively as “Parties” or singly as “Party.”

RECITALS

GCS is a leading company having a certain foundry capability for manufacturing communication devices;

AKOUSTIS is a leading development and product company having a proprietary communication product, related technology, and intellectual property rights;

GCS and AKOUSTIS has entered into a certain Joint Development Agreement to development a certain communication product to be manufactured under this Agreement where GCS will provide foundry services to manufacture a certain communication product for ACOUSTIS.

AGREEMENT

In consideration of the foregoing and the agreements contained herein, the Parties agree as follows:

1.            Definitions. For purposes of this Agreement, including exhibits hereto, the following terms shall have the following meanings:

“Background Intellectual Property” means all information (including without limitation, processes, methods, techniques, designs, structures, applications, software, and specifications) that is owned, controlled, licensed, developed, or acquired solely outside the performance of this Agreement by a Party or on behalf of that Party by an entity other than the other Party, and that is disclosed to the other Party under this Agreement during the Term as of the Effective Date to facilitate activities under this Agreement.

“Development Support” shall mean services that may be provided by GCS within the scope of this Agreement.

“Effective Date” shall mean a mutually agreed upon date listed in Exhibit A no later than the successful completion of a “Production Qualified Process” in the initial statement of Work under the Joint Development Agreement.

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“Foreground Intellectual Property” means any and all inventions, discoveries, works of authorship, know-how, drawings, technical information, data, documentation, specifications, and all other information, regardless of the state of completion, that are conceived or reduced to practice by or on behalf of the Parties, acting independently or jointly, during the course of their performance under this Agreement during the Term as of the Effective Date, expressly excluding all Background Intellectual Property. Notwithstanding the above, any and all Foreground Intellectual Property related to Single-Crystal BAW Filter Products or Technology, as defined below, shall be exclusively owned by AKOUSTIS.

“Inventory” shall mean raw materials and supplies necessary for the manufacture of Products pursuant to this Agreement.

“Intellectual Property” shall mean all rights held by either Party in the Products and in its Confidential Information, including, but not limited to, all Intellectual Property Rights therein and thereto as of the Effective Date.

“Intellectual Property Rights” shall mean any and all rights, title and interest in any patents, patent rights, copyrights, mask work rights, moral rights, rights of publicity, goodwill, trade secret rights and other intellectual property rights (whether patentable or not in any country), as may now exist or hereafter come into existence, and all applications therefor and registrations, renewals and extensions thereof, under the laws of any state, country, territory or other jurisdiction.

a.	“AKOUSTIS Design” shall mean a certain proprietary communication product design, integration, and process exclusively owned by AKOUSTIS, and includes, but is not limited to, all technology, process and product improvements, and Intellectual Property that relates to the development and manufacturing of the Product, and/or Single-Crystal BAW Filter Products or Technology. “Single-Crystal BAW Filter Products or Technology” shall mean acoustic wave piezoelectric raw materials, wafers, resonators or BAW filters where a piezoelectric material is characterized by X-ray diffraction with clear peak at a detector angle (2-θ) associated with single crystal film and whose Full Width Half Maximum (FWHM) is measured to be less than 1.0°, or where a piezoelectric material is produced using any and all techniques, excluding a thin film piezoelectric material deposited directly on the resonator metal electrode without use of any single crystal seed layer or wafer material.

b.	“GCS Process” shall mean a certain proprietary process owned by GCS for manufacturing the Products for AKOUSTIS.

“Products” shall mean certain wafer manufactured by GCS using the GCS Process with the AKOUSTIS Design pursuant to this Agreement, as set forth on Exhibit B attached hereto.

“Purchase Orders” shall mean written documents that may specify: (1) Product part number or description; (2) requested delivery dates; (3) applicable price; (4) quantity; (5) location to which the Product is to be shipped; and (6) location to which invoices will be sent for payment. All Purchase Orders for Development Support or Products shall be governed exclusively by the terms and conditions set forth in this Foundry Agreement; no additional or conflicting terms on Purchase Orders will apply unless specifically agreed to in writing by the Parties.

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2.            Development Support.

2.1           Proposal Activities. AKOUSTIS may request proposals for Development Support under this Agreement. All proposal activities undertaken within the scope of this Agreement are voluntary and determined independently by each Party to be in its own best interest and this Agreement is not intended by the Parties to constitute or create a contractual obligation to perform work for which either Party recovers costs indirectly, such as through bid and proposal (B&P) funding.

2.2           Purchase Orders. AKOUSTIS may issue Purchase Orders for any Development Support to be performed under this Agreement in accordance with a proposal.

3.            Manufacture and Supply of Products.

3.1           Agreement to Manufacture. GCS shall manufacture, test, and deliver Products pursuant to Purchase Orders or change to Purchase Orders issued by AKOUSTIS. This Agreement shall not constitute a requirements contract and AKOUSTIS shall not be obligated to order Products from GCS. GCS will not place its name or any other marking not approved by AKOUSTIS anywhere on the Products or their respective packaging material, except to designate the origin of the Products, if any, which are required by law.

3.2           Forecasts. GCS shall supply Products on the delivery dates requested by AKOUSTIS provided the delivery dates conform to the agreed Product lead times and AKOUSTIS forecasts set forth herein. On the tenth (10th) day of each month, AKOUSTIS shall provide GCS with a rolling forecast in writing (the “Forecast”) of AKOUSTIS’s estimated aggregate purchase requirements of Product for the subsequent twelve-month period. Such Forecast shall not be legally binding on AKOUSTIS, but shall be prepared in good faith and shall represent AKOUSTIS’s reasonable expectation of its aggregate purchase requirements of Product from GCS for such period. GCS shall use its best efforts to supply the number of Products set forth in the Forecast plus an additional amount equal to fifteen percent (15%) of the Forecast amount. If the Forecast exceeds GCS’s manufacturing capacity, GCS reserves the right to reject the Forecast and notify AKOUSTIS in writing of the available capacity within seven business days.

3.3           Purchase Orders. GCS shall accept or reject all Purchase Orders from AKOUSTIS and provide written acknowledgement of the same to AKOUSTIS within seven business days of receipt thereof. Any Purchase Order not rejected by GCS within seven business days of receipt thereof shall be deemed accepted. GCS shall use its best efforts to comply with any shorter delivery times requested by AKOUSTIS from time to time in any Purchase Order.

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3.4           Engineering Changes. AKOUSTIS may request at any time, in writing, that GCS incorporate an engineering change into the Product within the scope of the Agreement. Such request will include a description of the proposed change sufficient to permit GCS to evaluate its feasibility. GCS’s evaluation shall be in writing and shall state the impact on delivery schedule and expected cost. GCS will not be obligated to proceed with the engineering change until the Parties have agreed in good faith on the changes to the Specifications, Delivery Dates and pricing and upon the costs to be paid by AKOUSTIS, including reassembly, retooling or cost of Inventory on-hand and on-order that becomes obsolete, and the change is documented in the Purchase Order signed by authorized representatives of both Parties.

3.5           Delivery. Delivery terms are FCA (Incoterms 2000) GCS’s facility or other mutually agreed upon location and terms. All Products shall be packed for shipment in accordance with AKOUSTIS’s specifications, marked for shipment to AKOUSTIS’s destination specified in the applicable Purchase Order and delivered to a carrier or forwarding agent by the Delivery Date. Title will pass to AKOUSTIS when Seller places Product at the disposal of AKOUSTIS at GCS’s facility or other mutually agreed upon geographic location.

3.6           Cancellation and Rescheduling. AKOUSTIS may reschedule any Purchase Order, without penalty, at least fifteen (15) days before the scheduled Delivery Date. AKOUSTIS may cancel any Purchase Order at any time. However if AKOUSTIS cancels a Purchase Order before the Delivery Date, AKOUSTIS shall pay GCS for the Products in the Purchase Order, unless such Products have not been manufactured in whole or part.

3.7           Inspection and Acceptance. The Products delivered by GCS will be inspected and tested as required by AKOUSTIS within thirty (30) calendar days after delivery (the “Acceptance Period”). AKOUSTIS may notify GCS, in writing whether or not such delivery is accepted or rejected. If Products are rejected, AKOUSTIS will provide GCS with written notice of rejection explaining the basis for rejection within the Acceptance Period. If no written notice is received by GCS within the Acceptance Period, such delivery shall be deemed accepted. If Products are found to be defective in material or workmanship and/or fail to meet the Specifications at the customer test site, AKOUSTIS may reject such Products during the Acceptance Period. AKOUSTIS may return rejected Products. Rejected Products will be repaired, replaced, or credited at GCS’s option, and returned freight pre-paid within thirty (30) days of GCS’s receipt thereof. Following initial delivery, the Party initiating the shipment will bear the risk of loss or damage to Product in transit. If GCS determines that rejection was improper, AKOUSTIS will be responsible for all expenses caused by the improper rejection.

3.8           Price. The price for Products shall be as set forth on Exhibit C hereto.

3.9           Expediting Charges. AKOUSTIS shall be responsible for any expediting charges reasonably necessary because of a change in AKOUSTIS’s requirements. GCS shall obtain approval from AKOUSTIS for expediting charges prior to incurring any such charge.

3.10         Price Changes. AKOUSTIS and GCS will meet periodically to review pricing and determine whether to amend Product prices for future Purchase Orders based on cost reductions achieved and market conditions.

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3.11         Change of Control by GCS and Last Purchase: In the event that GCS sells off, transfers, or causes a change of control of GCS that leads to the termination of this Agreement, AKOUSTIS shall have the right to purchase the Products under this Agreement for a period to at least twenty four (24) months prior to the change of control and GCS and/or any of any its succeeding entities shall be obligated to fulfill the sale of the Products to AKOUSTIS. AKOUSTIS’s right to purchase the Products may exceed the Forecast to satisfy AKOUSTIS’s requirements. GCS and/or any of its succeeding entities shall use best efforts to fulfill AKOUSTIS’s requirements within a vicinity of time of the termination and after the termination of the Agreement. This Section 3.12 shall survive the termination of the Agreement.

3.12         Third Party Manufacturing Rights: In the event of a “Triggering Event” as defined below, GCS shall work with AKOUSTIS to transfer and license the GCS Process, including any and all Intellectual Property Rights therein, to a designated third party and to qualify (collectively “Process Transfer”) the designated third party or other manufacturing site, whether owned by a third party or under the control of AKOUSTIS (“Qualified Third Party”), as determined by AKOUSTIS. Each of GCS and AKOUSTIS agree that the Triggering Event shall include the following events: (a) GCS cannot provide sufficient manufacturing capacity to fill AKOUSTIS’ customer forecast or rejects a Purchase Order evidencing the same; (b) GCS’s delivery lead time is non-competitive with industry standards;(c) an AKOUSTIS customer requires a second manufacturing source; (d) GCS undergoes a Change of Control as provided in Section 3.12; (e) AKOUSTIS undergoes a Change of Control; (f) GCS decides to discontinue production of the Product in its Torrance facility; or (g) GCS’s prices for the manufacture of the Product is uncompetitive. Upon mutual agreement, GCS grants any and all rights to the GCS Process and related Intellectual Property Rights to AKOUSTIS to sublicense the Qualified Third Party to make and have made, use, sell, offer to sell, import or export, make improvements or derivative works thereof or otherwise exploit the Product for AKOUSTIS.  AKOUSTIS shall notify GCS in writing ("Process Notification”) of its plan to transfer the GCS Process to the Qualified Third Party.   Upon receiving the Process Notification, GCS shall provide any and all useful and necessary information, documents, trade secrets, travelers, tracking software, statistical information, and materials (collectively “Process Know-How”) to enable successful technology transfer, license, qualification, and manufacturing of the Product using the GCS Process.   As sole consideration for the Process Transfer, AKOUSTIS, with the consent from GCS, which shall not be unreasonably denied, shall compensate GCS with only one of the following: (a) a royalty rate of 2.5% of AKOUSTIS cost for the Product or $125 per yielded wafer for Product, which ever is less, which has a five year royalty period, and thereafter becomes a fully paid up perpetual and irrevocable license right;  (b) a one-time equity award of 4.5% of AKOUSTIS' total outstanding common stock on date of Process Notification, (c) or a one-time payment of $1,500,000.00 U.S.   GCS’s license rights granted to AKOUSTIS under the GCS Process and related Intellectual property shall be an irrevocable, perpetual, right for the same to AKOUSTIS to sublicense the Qualified Third Party on behalf of AKOUSTIS.  AKOUSTIS shall reimburse GCS any reasonable out-of-pocket expenses associated with the Process Transfer. In addition, upon the Triggering Event for only (a),(c) (d) and (f) above, GCS shall be provided with production from AKOUSTIS for a period of three years with up to about 45% the first year, up to about 30% the second year and up to about 20% the third year, respectively, of AKOUSTIS production requirement following the Process Transfer provided that GCS is capable of achieving the production requirement for AKOUSTIS. This Section 3.12 shall survive the termination of the Agreement.

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4.            Intellectual Property.

4.1          Ownership.

(a)          Background Intellectual Property. AKOUSTIS and GCS agree that each Party will retain ownership of all Intellectual Property Rights to its Background Intellectual Property conceived and/or developed by that Party outside the Agreement.

(b)          Foreground Intellectual Property. Each Party will retain ownership of all Intellectual Property Rights related to its Foreground Intellectual Property developed exclusively by that Party in performance of this Foundry Agreement. GCS agrees that AKOUSTIS will own and retain ownership of all its Foreground Property related to the AKOUSTIS Design and AKOUSTIS agrees that GCS will own and retain ownership of all Foreground Intellectual Property related to the GCS Process.

(c)          Other Property. AKOUSTIS and GCS agree that each Party will work together in determining the ownership interest that are not Background Intellectual Property or Foreground Intellectual Property.

4.2          Licenses.

(a)          Development. During the term of and subject to the terms and condition of this Agreement and for purposes of this Agreement, AKOUSTIS grants GCS a non-exclusive, nontransferable, royalty-free license, without right to sublicense or to have made, to use AKOUSTIS’s Intellectual Property as necessary to perform the Development Support pursuant to the terms and conditions of this Agreement.

(b)          Manufacture AKOUSTIS. During the term of and subject to the terms and condition of this Agreement, AKOUSTIS grants GCS a non-exclusive, nontransferable, royalty-free license, without right to sublicense or to have made, to use AKOUSTIS’s Intellectual Property as necessary to manufacture the Product for AKOUSTIS pursuant to the terms and conditions of this Agreement.

4.3          Reservation of Rights. AKOUSTIS reserves all rights not expressly granted in this Agreement, and no licenses are granted by AKOUSTIS to GCS under this Agreement, whether by implication, estoppel or otherwise, except as expressly set forth herein. GCS reserves all rights not expressly granted in this Agreement, and no licenses are granted by GCS to AKOUSTIS under this Agreement, whether by implication, estoppel or otherwise, except as expressly set forth herein.

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5.            Confidentiality.

5.1            “Confidential Information” shall mean any information that is not generally known and is disclosed by either AKOUSTIS or GCS pursuant to this Agreement, whether in oral, written, or other tangible or intangible form, that is identified as proprietary or confidential. Confidential Information also includes information disclosed orally or visually if the disclosing Party: (i) identifies it as Confidential Information before disclosure; and (ii) reduces it to written summary form and marks it as being proprietary or confidential. For 30 days from disclosure, oral or visual information will be provided the same protections as provided Confidential Information under this Agreement. Notwithstanding the above, Confidential Information shall not include information which the receiving Party can demonstrate by contemporaneous written records: (a) has become publicly known and made generally available other than through any act or omission of the receiving Party; (b) was already or becomes known by the receiving Party without restriction as to use or disclosure; (c) was obtained without restriction by the receiving Party from a third party who had a legal right to make the disclosure; (d) was released without restriction from the disclosing Party to a third party; (d) was independently developed solely by employees of the receiving Party independently of the disclosing Party’s Confidential Information; or (e) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving Party shall provide prompt notice thereof to the disclosing Party to enable the disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure and, if the disclosing Party requests, the receiving Party will cooperate in all reasonable respects to contest the disclosure, or obtain a protective order or other remedy.

5.2           Confidentiality. Both Parties will protect all Confidential Information using the same degree of care it uses to protect its own Confidential Information, but in no event less than a reasonable degree of care, for ten (10) years from the expiration or termination date of this Agreement, unless the Confidential Information is a trade secret in which case the obligation for confidentiality is perpetual. Neither Party shall use or disclose such Confidential Information except as necessary to exercise its rights or perform its obligations under this Agreement. A Party may disclose Confidential Information only to its employees and contract employees who are instructed of the foregoing, who are required to have such information in order for that Party to carry out the transactions contemplated by this Agreement and who have signed agreements with confidentiality terms at least as restrictive as the obligations under this Section 7. Both AKOUSTIS and GCS shall use the same degree of care it uses to protect its own Confidential Information, but no less than a reasonable degree of care, to prevent any unauthorized use or disclosure of the Confidential Information and shall notify the other Party of any such unauthorized use or disclosure, whether actual or suspected. Neither Party shall be liable for inadvertent disclosure or use, provided that upon discovery of any inadvertent disclosure or use, the receiving Party notifies the original disclosing Party promptly, and endeavors to prevent any further inadvertent disclosure or use.

5.3           Impermissible Uses. Except as authorized in this Agreement, the receiving Party will not use or disclose the disclosing Party’s Proprietary Information, in whole or in part, for any purpose, including but not limited to: (A) to manufacture itself or to enable the manufacture by any third party of the disclosing Party's products, products similar thereto, or products derived therefrom, without the prior express written consent of the disclosing Party; (B) decompile, disassemble, decode, reproduce, redesign, reverse engineer any products or equipment of the disclosing Party or any part thereof; (C) perform any services, including services relating to the products or equipment of the disclosing Party; or (D) deliver under a contract or make subject to a "rights in data" clause or equivalent clause.

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5.4           Equitable Remedy. Both Parties acknowledges that due to the unique nature of the Confidential Information, the other Party may not have an adequate remedy in money or damages in the event of any unauthorized use or disclosure of its Confidential Information. In addition to any other remedies that may be available in law, in equity or otherwise, the disclosing Party may be entitled to obtain injunctive relief to prevent such unauthorized use or disclosure.

5.5           Return. Within 180 days after termination or expiration of this Agreement and upon request of the disclosing Party, the receiving Party shall promptly return to the disclosing Party, or destroy, all tangible items and intangible items including electronic data files, e-mail messages, simulations, etc. containing or consisting of Confidential Information or certify in writing by an authorized officer of the receiving Party the destruction of all Confidential Information.

5.6           Confidentiality of Agreement. Neither GCS nor AKOUSTIS shall be entitled to disclose the existence of this Agreement and agrees that the terms and conditions of this Agreement shall be treated as Confidential Information, unless otherwise agreed to by both Parties.

6.            Representations, Warranties and Covenants.

6.1           Full Power and Authority. Each Party represents, warrants and covenants that it has full power and authority to execute this Agreement and to take all actions required by, and to perform the agreements contained in, this Agreement, and that each Party’s obligations under this Agreement do not conflict with its obligations under any other agreement to which AKOUSTIS or GCS is a party.

6.2           Compliance with Laws. Each Party represents, warrants and covenants that the performance of its obligations under this Agreement complies and will comply with all applicable federal, state, local and foreign laws and regulations.

6.3           Development Support. GCS warrants that Development Support will comply with the requirements stated in the Agreement. This warranty is valid for twelve (12) months from the date the Development Support is performed. GCS’s obligation and AKOUSTIS’s sole remedy under this warranty is correct or re-perform defective Development Support, at GCS’s election, if AKOUSTIS notifies GCS in writing of defective Development Support within the warranty period. All Development Services corrected or re-performed are warranted for the remainder of the warranty period. THESE WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE. IN NO EVENT WILL GCS BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR INDIRECT DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. NO EXTENSION OF THIS WARRANTY WILL BE BINDING UPON GCS UNLESS SET FORTH IN WRITING AND SIGNED BY GCS'S AUTHORIZED REPRESENTATIVE.

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6.4           Manufacturing. GCS warrants that at time of shipment to AKOUSTIS its Products will comply with applicable GCS drawings and will be free from defects in workmanship and material. These warranties run to the AKOUSTIS, its successors, assigns, and customers. This warranty is valid for one (1) year after shipment of the Products unless otherwise agreed by the Parties.

AKOUSTIS must notify GCS in writing of any Nonconformance within 30 days after discovery and return the Product to GCS’s designated facility within 10 days after receipt of GCS’s issued Return Material Authorization number.

GCS’s obligation and AKOUSTIS’s sole remedy under this warranty is repair, replacement, or credit at GCS’s election, of any Nonconforming Product. All Products repaired or replaced will be warranted only for the unexpired portion of the original warranty period.

GCS assumes round trip shipping costs for Nonconforming Products in an amount not to exceed normal surface shipping charges to and from GCS's nearest warranty repair facility for such Products. The Party initiating transportation will bear the risk of loss or damage to Products in transit. If GCS reasonably determines, after analysis of the returned Product, that a Nonconformance does not exist, then AKOUSTIS will pay all expenses related to the improper return including, but not limited to, analysis and shipping charges.

GCS will not be liable under this warranty if the Product has been exposed or subjected to any: a) maintenance, repair, installation, handling, packaging, transportation, storage, operation or use which is improper or otherwise not in compliance with GCS’s instruction; b) alteration, modification or repair by anyone other than GCS or those specifically authorized by GCS; c) accident, contamination, foreign object damage, abuse, neglect or negligence after shipment to AKOUSTIS; d) damage caused by failure of a GCS supplied product not under warranty or by any hardware or software not supplied by GCS; e) use of counterfeit or replacement parts that are neither manufactured nor approved by GCS for use in GCS’s manufactured Products; f) Products which are normally consumed in operation or which have a normal life inherently shorter than the foregoing warranty period including, but not limited to, consumables (e.g. flashtubes, lamps, batteries, storage capacitors); or g) is a Product that is a prototype (non-production) product including PODs, EMs, Evaluation Kits, etc.

These warranties are exclusive and in lieu of all other warranties, whether written, express, implied, statutory or otherwise, including, but not limited to, the implied warranties of merchantability and fitness for particular purpose. In no event will GCS be liable for any incidental, consequential, special, or indirect DAMAGES, even if informed of the possibility of such DAMAGES and notwithstanding the failure of the essential purpose of any limited remedy. No extension of these warranties will be binding upon GCS unless set forth in writing and signed by GCS’s authorized representative.

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7.          Indemnification. GCS will defend AKOUSTIS against any claim, cause of action, assertion, or suit (collectively “Claim”) arising out of any actual or alleged patent or copyright infringement of a patent, trademark, trade secret, copyright, or other third party obligation to the extent based on the GCS Process provided for the Product as manufactured by GCS, and indemnify for any judgment assessed against AKOUSTIS resulting from such suit provided that AKOUSTIS notifies GCS at such time as it is apprised of the third-party claim, and agrees to give sole and complete authority, information and assistance (at GCS’s expense) for the defense and disposition of the claim, subject to approval by AKOUSTIS. Notwithstanding the above, GCS shall not be responsible for any settlement made on behalf of GCS by AKOUSTIS without GCS’s consent, which shall not be unreasonably denied.

GCS will have no obligation or liability with respect to: (a) Products provided pursuant to AKOUSTIS’s designs, drawings or manufacturing specifications (collectively the AKOUSTIS Design); (b) Products used other than for their ordinary purpose that leads to the Claim; (c) claims of infringement resulting from combining any Product furnished hereunder with any article not furnished by GCS that leads to the Claim; or (d) any modification of the Product other than a modification by GCS that leads to the Claim.

Further, AKOUSTIS agrees to indemnify and defend GCS for infringement claims based on the AKOUSTIS Design to the same extent and subject to the same restrictions set forth in GCS’s obligations to AKOUSTIS as set forth in this “Indemnification” section for any suit against GCS based upon a claim of infringement resulting from (a), (b), (c), or (d) of the preceding paragraph.

Each of GCS and AKOUSTIS shall be responsible for its own attorney fees or legal costs for each of the Claims.

If a claim is made or if GCS believes that a claim is likely based on GCS’s manufacturing of the Product or performance under this Agreement, GCS may, upon the express written approval by AKOUSTIS, and at GCS’s sole expense, (i) procure for AKOUSTIS the right to continue using the manufacturing process for the Product; (ii) replace or modify its manufacturing process so that it becomes non-infringing; or (iii) accept return of the Product so manufactured or terminate AKOUSTIS’s license to use the infringing Product and grant AKOUSTIS a credit for the purchase price or license fee paid for such Product.

Any liability of GCS or AKOUSTIS under this “Indemnification” is subject to the provisions of the “Limitation of Liability” section of this Agreement.

This “Indemnification” section states the Parties’ entire liability, sole recourse and their exclusive remedies with respect to infringement. All other warranties against infringement of any intellectual property rights, statutory, express or implied are hereby disclaimed.

8.            Term and Termination.

8.1           Term. This Agreement shall become effective on the date of this Agreement and shall continue for a period of five (5) years; this Agreement shall be extended automatically for one additional year, unless within one hundred and eighty (180) days prior to the end of the initial term a Party gives written notice to the other Party of its intention to terminate the Agreement.

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8.2           Termination for Cause. Either Party may cancel this Agreement at any time if the other Party materially breaches any term hereof and fails to cure such breach within ninety (90) days after notice of such breach, the other Party fails to make any payment required to be made under a purchase order when due, and fails to remedy the breach within thirty (30) calendar days after receipt of written notice or non-payment, or if the other Party shall be or becomes insolvent, or if either Party makes an assignment for the benefit of creditors, or if there are instituted by or against either Party proceedings in bankruptcy or under any insolvency or similar law or for reorganization, receivership or dissolution, which proceedings if involuntary are not dismissed within sixty (60) days of filing thereof.

8.3           Survival. All provisions of this Agreement which by nature should apply beyond the term of this Agreement including, but not limited to the “Duties and Taxes”, “Intellectual Property”, “Confidentiality”, “Indemnification”, “Limitation of Liability”, “Governing Law; Jurisdiction”, “Disputes, Dispute Resolution” clauses and other expressly indicated clauses shall survive any termination or expiration of this Agreement. All other rights, licenses and obligations of the Parties shall cease upon termination or expiration of this Agreement, unless extended by written agreement of the Parties.

8.4           Termination Liability. Termination does not affect any debt, claim, or cause of action accruing to any Party against the other before the termination. The rights of termination provided in Section 8.2 are not exclusive of other remedies that either Party may be entitled to under this Agreement or in law or equity.

9.            LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL DAMAGES, CONSEQUENTIAL DAMAGES, SPECIAL DAMAGES, INDIRECT DAMAGES, LOSS OF PROFITS, LOSS OF REVENUES, OR LOSS OF USE, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. A PARTY’S LIABILITY FOR DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT IS LIMITED TO THE CONTRACT PRICE FOR THE SPECIFIC PRODUCT OR SERVICE THAT GIVES RISE TO THE CLAIM. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THESE LIMITATIONS AND EXCLUSIONS WILL APPLY REGARDLESS OF WHETHER LIABILITY ARISES FROM BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE), BY OPERATION OF LAW, OR OTHERWISE.

10.          Miscellaneous.

10.1         Payment Terms. Payment terms are pay in advance. All payments will be in lawful U.S. currency.

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10.2         Duties and Taxes. All prices are exclusive of all taxes, including, but not limited to federal, state and local excise, sales, use, value-added and other similar duties and taxes, and AKOUSTIS shall be responsible for all such items. If GCS is required to impose, levy, collect, withhold or assess any such taxes, duties or charges on any transaction, then in addition to the purchase price, GCS will invoice AKOUSTIS for such taxes, duties, and charges unless at the time of order placement AKOUSTIS furnishes GCS with a valid and complete exemption certificate or other documentation sufficient to verify exemption from such taxes, duties or charges.

10.3         Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Parties or their respective successors and assigns. The failure of either Party to enforce at any time any of the provisions of this Agreement will not be construed to be a continuing waiver of any provisions of this Agreement without such written consent. Any amendment or waiver effected in accordance with this Section shall be binding upon the Parties and their respective successors and assigns.

10.4         Assignment. Neither Party will assign any rights or obligations under this Agreement without the advance written consent of the other Party, which consent will not be unreasonably withheld. Either AKOUSTIS or GCS may assign or transfer this Agreement to any successor by way of merger, acquisition or sale of all or substantially all of the assets relating to this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Any attempt to assign or delegate in violation of this clause will be void.

10.5         Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, U.S.A.

10.6         Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the Party to be notified at such Party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

FOR AKOUSTIS:

Akoustis, Inc.

10602-C Bailey Road, Cornelius, NC 28031

Attn: Jeffrey Shealy

cc:	Richard T. Ogawa
OGAWA p.c.
313 Bryant Court
Palo Alto, CA 94301

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FOR GCS:

Global Communication Semiconductors, LLC.

23155 Kashiwa Court, Torrance, California 90505

Attn: Wing Yau

10.7         Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each Party as close as possible to that under the provision rendered unenforceable. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

10.8         Export. AKOUSTIS is responsible for compliance with all import and export control laws and regulations. AKOUSTIS must obtain at its sole cost and expense all import, export, and re-export approvals and licenses required for Products, transfers, services and technical data delivered and will retain documentation evidencing compliance with those laws and regulations.

GCS will not be liable to AKOUSTIS for any failure to provide Products, services, transfers or technical data as a result of government actions that impact GCS's ability to perform, including:

(1) The failure to provide or the cancellation of export or re-export licenses;

(2) Any subsequent interpretation of applicable import, transfer, export or re-export law or regulation after the date of any order or commitment that has a material adverse effect on GCS's performance; or

(3) Delays due to AKOUSTIS’s failure to follow applicable import, export, transfer, or re-export laws and regulations.

If AKOUSTIS designates the freight forwarder for export shipments from the United States, then AKOUSTIS's freight forwarder will export on AKOUSTIS's behalf and AKOUSTIS will be responsible for any failure of AKOUSTIS's freight forwarder to comply with all applicable export requirements. GCS will provide AKOUSTIS's designated freight forwarder with required commodity information.

10.9         Entire Agreement. This Agreement and all exhibits hereto are the product of both of the Parties hereto, and constitutes the entire agreement between such Parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the Parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the Parties hereto regarding such transactions are expressly canceled.

10.10       Independent Contractors. The relationship of GCS and AKOUSTIS established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed (i) to give either Party the power to direct and control the day-to-day activities of the other, (ii) to constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) to allow either Party to create or assume any obligation on behalf of the other for any purpose whatsoever.

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10.11         Set-off. AKOUSTIS will not set off or recoup invoiced amounts or any portion thereof against sums that are due or may become due from GCS, its parents, affiliates, subsidiaries or other division or units.

10.12         Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, regulation, ordinance, terrorism, demand or requirement of any government agency, or any other act or condition beyond the reasonable control of the Parties hereto, the Party so affected upon giving prompt notice to the other Parties shall be excused from such performance during such prevention, restriction or interference.

The Parties have executed this Agreement as of the date first set forth above.

AKOUSTIS:		MANUFACTURER:

AKOUSTIS, Inc.		GLOBAL COMMUNICATION SEMICONDUCTORS, LLC

By:	/s/ Jeffrey B. Shealy	By:	/s/ Brian Ann

Name:	Jeffrey B. Shealy	Name:	Brian Ann
(print)		(print)
Title:	President & CEO	Title:	President and CEO

Address:		Address:

Fax Number:		Fax Number:

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Exhibit A

The Effective Date is defined by a date that is no later than 3/1/16, which is the Production Qualified Process under the Joint Development Agreement.

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Exhibit B

Products

Each of the Parties shall agree on the following Products, which can be updated from time to time by mutual agreement of the Parties.

	Category	Description
1.	150-mm Processed Single Crystal Acoustic Resonator/Filter Wafer	Fully-processed resonator filter circuits containing a single crystal piezoelectric material.

Exhibit C

Product Leadtimes and Pricing

Each of the Parties shall agree on the following Product Leadtimes and Pricing, which can be updated from time to time by mutual agreement of the Parties.

Category	Leadtime	Pricing
150-mm Processed Single Crystal Acoustic Resonator/Filter Wafer	To be determined.	AKOUSTIS and GCS will negotiate production wafer level pricing which is commercially competitive versus incumbent FBAR/BAW suppliers.

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